                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

   / /  Preliminary proxy statement        / /  Confidential, for Use of the
                                                Commission Only (as permitted by
   / /  Definitive proxy statement              Rule 14a-6(e)(2))

   / /  Definitive additional materials

   /X/  Soliciting material pursuant to
        Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

                           H. F. AHMANSON & COMPANY
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /X/  No fee required.

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

   / /  Fee paid previously with preliminary materials.

   / /  Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                   [LETTERHEAD OF H. F. AHMANSON & COMPANY]                 NEWS

FOR IMMEDIATE RELEASE                        CONTACTS:
---------------------                        --------
                                                 MEDIA:  MARY TRIGG
                                                         (818) 814-7922

                                              INVESTOR:  STEVE SWARTZ
                                                         (818) 814-7986

           H. F. AHMANSON & COMPANY PROPOSES $6 BILLION MERGER WITH
          GREAT WESTERN FINANCIAL CORPORATION TO FORM ONE OF THE TOP
                   TEN FINANCIAL INSTITUTIONS IN THE COUNTRY

   -- MERGER TRANSACTION VALUED AT $42.53 PER GREAT WESTERN COMMON SHARE --

            -- COMBINATION WOULD ESTABLISH MAJOR FINANCIAL SERVICES
                    HEADQUARTERS IN GREATER LOS ANGELES --

IRWINDALE, CA, FEBRUARY 18, 1997 -- H. F. Ahmanson & Company (NYSE:AHM) today announced it has proposed a merger transaction between Ahmanson and Great Western Financial Corporation (NYSE:GWF) that would create one of the nation's leading and most competitive financial institutions. The combined entity, which would have total assets of approximately $93 billion, would be headquartered in Greater Los Angeles, enhancing the region's position as a major financial center.

Under the terms of the merger proposal, Great Western's shareholders would receive in a tax-free exchange 1.05 common shares of Ahmanson for each common share of Great Western. Based on the closing price of Ahmanson's stock on February 14, 1997, the exchange ratio would produce a value of $42.53 for each Great Western common share. This provides Great Western shareholders with an initial premium of 24.2% over Great Western's closing market price on February 14, 1997, the last full day of trading in Great Western's common shares. Furthermore, this value represents a multiple of 2.7 times Great Western's tangible book value, as of December 31, 1996.

The transaction would be accounted for as a purchase, and is subject to approval by both Ahmanson's and Great Western's shareholders, and regulatory approvals.

Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson, stated, "This transaction is a win for the shareholders of both Great Western and Ahmanson, a win for both companies' customers and a win for the Greater Los Angeles community. Shareholders of the merged company will have an investment with attractive long-term potential. By merging our companies, we will be better positioned to provide enhanced services and conveniences to our existing and potential customers. And as a national leader in the financial services industry, we will offer greater career opportunities for employees."

In addition to potential revenue enhancements, annual pre-tax costs savings resulting from the merger are anticipated to exceed $400 million by 1999. Assuming a closing by September 30, 1997, the cost savings, when coupled with planned stock repurchases stemming from the projected generation of approximately $2 billion in excess capital by the end of 1999, result in immediate and substantial accretion in cash earnings per share, estimated to equal 5% in 1997; 15% in 1998; and 26% in 1999. Furthermore, the transaction would be accretive to reported earnings per share by the end of the fourth quarter of 1998, and 9% accretive in 1999.

The combined company would benefit considerably from the enhanced market presence it would gain through the merger. It would rank a strong third in the entire California marketplace, holding a 13% market share in total deposits, and a number one, two or three ranking in each of California's five largest Metropolitan Statistical Areas (MSAs) and in eight of California's ten largest MSAs. The state's five largest MSAs account for approximately 62% of the state's total population and deposits, and the top ten MSAs account for approximately 80% of both the state's total population and deposits.

While the combination is expected to result in a consolidation of approximately 25% of the branches in the combined system, each organization's customers will have access to at least 150 branches more than they do today, as well as the convenience of more ATMs.

Mr. Rinehart said, "Ahmanson is committed to achieving this proposed merger. It is a unique opportunity for both Ahmanson and Great Western to advance the best interests of their constituencies and the communities both organizations serve."

Ahmanson stated that, in addition to all other applicable regulatory approvals, it will shortly file under Hart-Scott-Rodino a notice of its intention to acquire Great Western shares with a value in excess of $15 million, and will seek early termination of the waiting period.

Ahmanson also reported that it is proposing a resolution and amendments to Great Western's By-laws. Ahmanson stated that the shareholder resolution is designed to provide shareholders of Great Western an opportunity to send the clear message to Great Western's Board of Directors that they support the Ahmanson merger proposal and, unless a bona fide and concrete proposal clearly providing value greater than the Ahmanson merger proposal is received, that they want the Great Western Board to take such actions as are necessary to permit the Ahmanson proposal to proceed. The proposed Great Western By-law amendments are intended to maximize shareholder value by ensuring that the Ahmanson merger proposal is dealt with fairly and in accordance with sound principles of corporate governance and that the Great Western Board respects the views of its shareholders. In addition, Ahmanson said that it will undertake a consent solicitation of Great Western shareholders for similar purposes.

Ahmanson furthermore reported that it is nominating three individuals independent of Ahmanson to serve as directors of Great Western. These individuals, if elected, have committed to seek to convince the other Great Western directors to pursue merger proposals with a view to maximizing Great Western's shareholder value. In particular, they would seek to convince the other Great Western directors to consider the Ahmanson merger proposal and all other proposals to merge with Great Western and, subject to their fiduciary duties, actively pursue the proposal that they conclude maximizes value for Great Western shareholders. The nominees are Lawrence A. Del Santo, Chairman and Chief Executive Officer of the Vons Companies, Inc.; Robert T. Gelber, former partner of the law firm of Gibson, Dunn & Crutcher; and Wolfgang Schoellkopf, former Vice Chairman and Chief Financial Officer of First Fidelity Bancorporation.

Attached is the letter proposing the merger of Ahmanson and Great Western sent by Mr. Rinehart to the Great Western Board of Directors.

H. F. Ahmanson & Company is the parent company of Home Savings of America, which is one of the nation's largest full service consumer banks. Home Savings serves more than 1.7 million customers from 391 financial service centers in four states and 114 mortgage lending offices in nine states.

      THIS PRESS RELEASE CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AHMANSON AND, ASSUMING THE CONSUMMATION OF THE PROPOSED MERGER, A COMBINED AHMANSON/GREAT WESTERN FINANCIAL CORPORATION, INCLUDING STATEMENTS RELATING TO:
(A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE PROPOSED MERGER; (B) THE IMPACT ON REVENUES OF THE PROPOSED MERGER, INCLUDING THE POTENTIAL FOR ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED;
(C) AHMANSON'S STOCK PURCHASE PROGRAM; AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE PROPOSED MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AHMANSON AND GWF ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF AHMANSON AFTER THE PROPOSED MERGER IS INCLUDED IN FILINGS BY AHMANSON WITH THE SECURITIES AND EXCHANGE

COMMISSION, (THE "COMMISSION"), INCLUDING A REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE COMMISSION ON FEBRUARY 18, 1997, AND THE COMMISSION FILINGS INCORPORATED BY REFERENCE THEREIN.

                  SHARES OF GREAT WESTERN CORPORATION ("GWF")
                 COMMON STOCK HELD BY H.F. AHMANSON & COMPANY
              ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
           AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
             AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                OF THEM AND GWF

     Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on April 22, 1997 (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below may also solicit consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt a non-binding resolution of stockholders and an amendment to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Shulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Anne-Drue
M. Anderson (Executive Vice President and Treasurer), Madeleine A. Kleiner (Senior Executive Vice President and General Counsel), Stephen Swartz (Senior Vice President and Director of Investor Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Mary Trigg (Senior Vice President and Director of Public Relations), Linda McCall (Senior Vice President and Director of Corporate Taxes), Adrian Rodriguez (Vice President of Public Relations), Samantha Davies (Vice President of Public Relations), Peter Bennett (Assistant Vice President of Public Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), and Tim Glassett (First Vice President and Assistant General Counsel); and the following
Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

     As of the date of this communication, Ahmanson is the beneficial owner of 100 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

     Other than set forth herein, as of the date of this communication, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

     Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation. Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of the most recent practicable date prior to the date hereof as such information was available, CSFB holds a net 24 shares of GWF common stock and Montgomery does not hold any shares of GWF common stock.

     Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

                   [LETTERHEAD OF H. F. AHMANSON & COMPANY]

                               February 17, 1997

Board of Directors
  of Great Western Financial Corporation
c/o Mr. John F. Maher
President & Chief Executive Officer
Great Western Financial Corporation
9200 Oakdale Avenue
Chatsworth, CA 91311

Dear John:

     H. F. Ahmanson & Company and Great Western Financial Corporation have an historic opportunity to combine our organizations and provide our respective shareholders, customers and communities with extraordinary and unparalleled benefits. The forces reshaping the financial services landscape demand that we act now on this opportunity.

     Accordingly, we propose a merger transaction between Ahmanson and Great Western which will create one of the nation's leading, largest and most competitive financial institutions, well-positioned to meet the needs of our customers and to achieve greater profitability than either organization would be able to realize on its own. As you know, securities analysts and investors have publicly recognized the compelling logic of a combination of our companies. Together, we will also be able to capitalize on our rich heritage of service to our communities and customers, and help solidify Los Angeles' standing as one of the world's leading financial centers. The transaction we propose is a win for our respective shareholders, a win for our customers, a win for our organizations, and a win for the Los Angeles community.

     Under the terms of our proposal, each share of Great Western would be converted into 1.05 shares of Ahmanson. Based on the closing price for Ahmanson stock on February 14, 1997, this exchange ratio would produce a value of $42.53 for each Great Western share. That value represents a 24.2% initial premium over Great Western's current market price and a multiple of 2.7 times Great Western's tangible book value as of December 31, 1996. The transaction would be tax-free to Great Western's shareholders and would be accounted for as a purchase.

     Moreover, the initial premium for Great Western's shareholders represents only a portion of the extraordinary value that they will receive. A combination of Ahmanson and Great Western would produce far greater earnings than the sum of the two companies' earnings if they remain separate. Without even considering potential revenue enhancements, cost savings alone should produce over $400 million in incremental pre-tax earnings per year. Ahmanson's earnings momentum should further enhance the future profitability of the combined company. Great Western's shareholders, who would own almost 60% of the combined company, would gain the benefit of these higher earnings. In short, no other transaction could produce so much value for both of our shareholders because of our shared geographic, strategic, product and operational focus.

    We and our financial advisors, Credit Suisse First Boston Corporation and Montgomery Securities, are confident that the market will evaluate the transaction on a cash earnings per share basis. The market has fully accepted Wells Fargo's use of cash earnings per share as the proper standard for evaluating its merger with First Interstate, and a number of major bank holding companies now provide cash earnings per share information to investors. As you know, there is no true economic difference created by accounting for a transaction as a purchase or a pooling, and a purchase affords considerably greater flexibility in terms of future capital management. (For example, we could increase our dividend or use the cash to repurchase additional shares.) We believe that the proposed merger will be accretive to cash earnings per share by approximately 15% in 1998 and 26% in 1999, and that even on a reported earnings per share basis, the merger will be accretive by about 9% in 1999.

    We also believe that a merger of our two companies presents a unique opportunity because of our compatible business strategies. A strategic business combination of Ahmanson and Great Western will both facilitate the implementation of our strategy and accelerate the returns which that strategy can produce.

    The strategy business combination we propose also offers unique value for our communities. As a major banking institution headquartered in Los Angeles County, we can bring enormous benefits to our home market in terms of jobs, community programs, capital investment, civic participation and overall prestige and economic well-being. Los Angeles' standing as a financial center has been jeopardized by the recent acquisitions of its two largest banks; by combining, we can fill that void. Conversely, if either or both our institutions sold to an out-of-state acquiror, it is likely to have a significantly adverse impact on the Los Angeles area.

    The strategic combination of our two companies would position us to achieve enhanced service to all our communities. As you know, Ahmanson has achieved an "Outstanding" CRA rating, and we are committed to strive to achieve that rating for the combined organization. Our combined companies will be able to develop new and expanded programs so that our communities will participate in the benefits of our combination.

[LOGO OF H. F. AHMANSON & COMPANY]

     By combining our companies, we will be far better positioned to provide enhanced services to our existing and potential customers. We will have the resources, the customer base and expertise to participate fully in the technological revolution which is reshaping the financial services industry. We will be better able to reposition our company to offer a more complete range of financial services. As one of the leading financial institutions in the country, we will be able to offer enhanced career opportunities for our employees. At the same time, an objective of the highest priority will be sensitivity to and an effort to minimize employee dislocation. We will immediately curtail new hiring in order to maximize the number of positions available for existing employees of both of our companies. We hope that you will take a similar action. We would then seek to work with you to develop further programs to combine our organizations in a manner that is as seamless and minimally disruptive as possible to employees.

     We would hope that our proposed merger would bring together the very best of our cultures, our people and our programs. In that connection, we would hope that a number of your directors will serve on the board of the combined company and that certain of your executives would continue to serve on our combined management team.

     We are convinced that the proposed transaction will obtain expeditious regulatory approval. The combined institution will be financially sound, a stronger competitor and fully committed to serve its communities.

     In closing, I want to emphasize how enthusiastic the entire Board of Ahmanson and I are about this proposal to combine Ahmanson and Great Western. We have a unique and compelling opportunity to advance the best interests of our shareholders, employees, communities and customers. Given the changing financial services environment, we all know time is of the essence for both our companies. We urge you and your Board to work with us to achieve that result.

                                       Very truly yours,

                                       H. F. Ahmanson & Company

                                       By:  /s/ CHARLES R. RINEHART
                                           ----------------------------------
                                                Charles R. Rinehart
                                                Chairman of the Board
                                                & Chief Executive Officer

cc:  James F. Montgomery

[LOGO]
--------------------------------------------------------------------------------

Memorandum

Date:    February 18, 1997

To:      Analysts and Investors

From:    Stephen A. Swartz

Re:      H.F. Ahmanson & Company Proposed Merger with
         Great Western Financial Corporation


To offer you the opportunity to learn more about the proposed merger of H.F. Ahmanson & Company with Great Western Financial Corporation, you are invited to attend a meeting with Charles R. Rinehart, Chairman and CEO and Kevin Twomey, Senior Executive Vice President and CFO of H.F. Ahmanson & Company on Tuesday, February 18th, at 10:00 AM (EDT). The meeting will be held in the Cotillion Room (Second Floor) of the Pierre Hotel - 2 E. 61st Street, New York City.

If you are unable to attend, you are welcome to participate via teleconference. In order to be connected properly, please call (800) 231-9012 no later than 9:50 AM (EDT).

A recording of this meeting will be available for playback listening beginning at 12:00 noon until Friday, February 21st at 12:00 noon, by dialing (800) 839-1884.

Following are the slides for the analysts' and investors' presentation.

Thank you for your interest.

If you have any questions or if you need a copy of the press release and investor package, please call Marion Theiss at (818) 814-7923.

      THIS PRESENTATION CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AHMANSON AND, ASSUMING THE CONSUMMATION OF THE PROPOSED MERGER, A COMBINED AHMANSON/GREAT WESTERN COMPANY, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE PROPOSED MERGER; (B) THE IMPACT ON REVENUES OF THE PROPOSED MERGER, INCLUDING THE POTENTIAL FOR ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED; (C) AHMANSON'S STOCK PURCHASE PROGRAM; AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE PROPOSED MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AHMANSON AND GWF ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF AHMANSON AFTER THE PROPOSED MERGER IS INCLUDED IN FILINGS BY AHMANSON WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), INCLUDING A REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE COMMISSION ON FEBRUARY 18, 1997, AND THE COMMISSION FILINGS INCORPORATED BY REFERENCE THEREIN.

                 SHARES OF GREAT WESTERN CORPORATION ("GWF")
                 COMMON STOCK HELD BY H.F. AHMANSON & COMPANY
              ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
           AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
             AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                OF THEM AND GWF

      Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on April 22, 1997 (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below may also solicit consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt a non-binding resolution of stockholders and an amendment to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Della M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Shulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Anne-Drue
M. Anderson (Executive Vice President and Treasurer), Madeleine A. Kleiner (Senior Executive Vice President and General Counsel), Stephen Swartz (Senior Vice President and Director of Investor Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Mary Trigg (Senior Vice President and Director of Public Relations), Linda McCall (Senior Vice President and Director of Corporate Taxes), Adrian Rodriguez (Vice President of Public Relations), Samantha Davies (Vice President of Public Relations), Peter Bennett (Assistant Vice President of Public Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), and Tim Glassett

(First Vice President and Assistant General Counsel); and the following
Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh
M. Grant and John E. Merow.

     As of the date of this communication, Ahmanson is the beneficial owner of 100 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

     Other than set forth herein, as of the date of this communication, neither Ahmanson, nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

     Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation. Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of the most recent practicable date prior to the date hereof as such information was available, CSFB holds a net long position of 24 shares of GWF Common Stock and Montgomery does not hold any shares of GWF Common Stock.

     Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

[LOGO]                                                                    [LOGO]



                            H.F. AHMANSON & COMPANY

                             PROPOSED MERGER WITH

                      GREAT WESTERN FINANCIAL CORPORATION


                            A POWERFUL COMBINATION



                               FEBRUARY 18, 1997

[LOGO]                        TRANSACTION SUMMARY                         [LOGO]

--------------------------------------------------------------------------------

Price per Great Western Share*      $42.53

Exchange Ratio                      1.05x, Fixed

Premium to Market                   24% vs Friday, February 14 close
Multiple of Book                    2.4X
Multiple of Tangible Book           2.7X

Accounting Method                   Purchase Accounting
                                    100% stock, Tax Free Exchange

Projected Cost Savings              45%, Over 15 months
                                    Over $400 million per year

Assumed Closing                     3rd Quarter 1997

Accretion:
     Reported Earnings              (3)% in 1998
                                    9% in 1999

     Cash Earnings                  15% in 1998
                                    26% in 1999

-------------------
*Based on AHM closing price on 2/14/97

[LOGO]                     TRANSACTION FUNDAMENTALS                       [LOGO]

--------------------------------------------------------------------------------

SIMPLE TRANSACTION, BASED ON PROVEN FORMULA


Significant Cost Savings             Enhanced Shareholder Value:
[Inside Graphic Arrow]

          +                     =    1.  Significant accretion
                                     2.  Accelerated Earnings Per Share
                                         ("EPS")  growth

Accelerated Stock Repurchase
[Inside Graphic Arrow]

[LOGO]                        STRATEGIC RATIONALE                         [LOGO]

--------------------------------------------------------------------------------

   .  Financially Powerful Combination

      .    Significant earnings accretion
      .    Accelerated EPS growth
      .    Pro forma market cap over $10 billion

   .  Compelling Strategic Fit

      .    First tier California consumer and small business bank
      .    13% California market share
      .    #1, 2, or 3 position in top of 5 major California markets
      .    Accelerates consumer banking transformation

   .  Low Risk Transaction

      .    Cost savings
      .    Stock buybacks

[LOGO]                                                                    [LOGO]


                               WE ARE COMMITTED

--------------------------------------------------------------------------------

WE HOPE TO NEGOTIATE A FRIENDLY TRANSACTION BUT ARE PREPARED TO PROCEED IN THE ABSENCE OF NEGOTIATIONS

 .     File acquisition of control applications immediately

 .     Shareholders meeting scheduled April 22, 1997

 .     Nomination of 3 directors

      .    Nominees already selected

 .     By-law amendments

 .     Consent solicitations

[LOGO]                                                                    [LOGO]


--------------------------------------------------------------------------------



                            AHM:  THE FUTURE IS NOW



--------------------------------------------------------------------------------

[LOGO]                      AHM: THE FUTURE IS NOW                        [LOGO]

--------------------------------------------------------------------------------

ENHANCING SHAREHOLDER VALUE

 .     Lower credit costs

 .     Higher fee income

 .     Expense control

 .     Capital management

 .     Franchise consolidation and development

[LOGO]                      AHM: THE FUTURE IS NOW                        [LOGO]

--------------------------------------------------------------------------------

                      LOWER GENERAL AND ADMINISTRATIVE ("G&A") EXPENSE

                                     [GRAPH APPEARS HERE]

Quarters:                    4Q95   1Q96   2Q96   3Q96*   4Q96
G&A
(Dollars in Millions):       $199   $193   $190   $190    $188

                                      HIGHER FEE INCOME

                                     [GRAPH APPEARS HERE]
Quarters:                    4Q95   1Q96   2Q96   3Q96   4Q96
Other Fee Income
(Dollars in Millions):       $27    $27    $31    $34    $44

                                      IMPROVED EFFICIENCY

                                      [GRAPH APPEARS HERE]
Quarters:                    1995   1Q96   2Q96   3Q96*  4Q96

Efficiency Ratio:            58.9%  53.8%  52.8%  53.1%  49.5%

                                     POWER OF STOCK BUYBACK

                                      [GRAPH APPEARS HERE]

                             $ Net Income         Fully-Diluted Earnings per Share (EPS)
4Q96 Percent Increase
over 4Q95:                        50%                               85%


* 3Q96 excludes Savings Association Insurance Fund ("SAIF") recap and First Interstate branch ("FIB") acquisition charges

[LOGO]                      AHM: THE FUTURE IS NOW                        [LOGO]

--------------------------------------------------------------------------------

                                   IMPROVING CREDIT

                                 [GRAPH APPEARS HERE]
                             12/95  3/96   6/96   9/96    12/96

Nonperforming Assets
(Dollars in Millions):       $949   $977   $954   $898    $846

                               DECREASING CREDIT COSTS*

                                 [GRAPH APPEARS HERE]
Quarters:                    4Q95   1Q96   2Q96   3Q96    4Q96

Credit Costs (Dollars in
Millions):                   $63    $72    $61    $61     $57

----------------

*  Loan loss provision and REO expenses

            SINGLE FAMILY NONPERFORMING LOANS ("NPLs")

                       [GRAPH APPEARS HERE]

                      Monthly Change
                      (Dollars in Millions):

1/96      2/96      3/96      4/96      5/96      6/96     7/96      8/96      9/96     10/96     11/96     12/96    1/97
$ 29      $ 29      $(21)     $(26)     $(19)     $(11)    $(22)     $(19)     $(10)     $(13)     $ (8)     $ (2)   $(1)

             SINGLE FAMILY REAL ESTATE OWNED ("REO")

                      [GRAPH APPEARS HERE]

                      Monthly Change
                      (Dollars in Millions):

1/96     2/96     3/96      4/96      5/96      6/96     7/96     8/96     9/96     10/96     11/96     12/96     1/97
$  6     $ (1)    $ (3)    $   8     $  11     $   6     $  7     $  7     $  5     $  (1)    $ (12)    $ (13)    $  (1)

[LOGO]                        AHM:  THE FUTURE IS NOW                     [LOGO]

--------------------------------------------------------------------------------

SIGNIFICANTLY IMPROVED RETURNS


                            CASH RETURN ON ASSETS

                            [GRAPH APPEARS HERE]

                                                      4Q96
Quarters:         1Q96     2Q96    3Q96    4Q96    (Reported)

                  0.53%    0.58%   0.62%   0.78%     0.73%

                     CASH RETURN ON EQUITY

                      [GRAPH APPEARS HERE]

                                                      4Q96
Quarters:     1Q96       2Q96     3Q96     4Q96     (Reported)

              9.6%      10.8%     11.6%    16.6%      14.7%

------------------
3Q96 excludes SAIF recap and First Interstate branch acquisition charges

[LOGO]                       AHM:  THE FUTURE IS NOW                      [LOGO]

--------------------------------------------------------------------------------

DEPOSIT FRANCHISE CONSOLIDATION/(*)/



                             BOUGHT LOW, SOLD HIGH


                             [GRAPH APPEARS HERE]


               Deposits Bought/Sold
               (Dollars in Billions)    Deposit Premium
               Bought:      $ 6.8             2.9%

               Sold:        $12.7             7.1%

----------------

/(*)/ June 1992 - Present, excluding First Interstate acquisition.

[LOGO]                        AHM:  THE FUTURE IS NOW                     [LOGO]

--------------------------------------------------------------------------------

BANKING FRANCHISE ACQUIRED

     .     Acquired 61 former First Interstate branches in 1996

           .     Accretive to 4Q 1996 results

           .     Strengthened consumer and small business banking

           .     Successful conversion

           .     Achieved cost savings

           .     Added important new capabilities

[LOGO]                        AHM:  THE FUTURE IS NOW                     [LOGO]

--------------------------------------------------------------------------------

INITIATIVES CONTRIBUTED TO STRONG MARKET PERFORMANCE AND ENHANCED SHAREHOLDER VALUE

                              [GRAPH APPEARS HERE]

                                AHM    KBW Regional    Thrift Index
                                        Bank Index

            January 1996        100%       100%            100%

            March 1996          100        110             103

            April 1996          105        112             106

            May 1996            103        109             103

            June 1996           115        112             108

            July 1996           106        110             105

            August 1996         112        120             108

            September 1996      120        125             112

            November 1996       135        135             135

            December 1996       140        140             139

            January 1997        143        142             140

            February 1997       163        152             160

Note:  Thrift Index comprised of top 11 thrifts based on market capitalization:
       Wash. Mutual, Great Western, Golden West, Green Point, Charter One, Dime Bancorp, TCF, Peoples Bank, Wash. Federal, First Financial and Glendale Federal

[LOGO]                      AHM:  THE FUTURE IS NOW                       [LOGO]

--------------------------------------------------------------------------------

STREET ESTIMATES INDICATE CONTINUED ABOVE AVERAGE GROWTH


                   .  Street Estimates CAGR (Cash Earnings)
                             - 1996 to 1998 = 24%
                             - 1996 to 1999 = 19%

                             [GRAPH APPEARS HERE]

            Year:      1995     1996    1997E        1998E       1999E

                       $1.42    $2.31   $3.08/(1)/   $3.58/(1)/  $3.94/(2)/

-----------------

/(1)/ Based on First Call estimates, adjusted for goodwill and Core Deposit Intangible ("CDI") amortization
/(2)/  1999E reflects 10% growth rate over 1998 First Call estimate

Note: 1995 excludes goodwill accounting change and gain on sale of New York branches

       1996 excludes SAIF recap and First Interstate branch acquisition charges

[LOGO]                      AHM:  THE FUTURE IS NOW                       [LOGO]

--------------------------------------------------------------------------------

FINANCIAL GOALS:

       Return on Equity ("ROE")              -    18%

       Efficiency Ratio                      -    below 50%

       EPS Growth

        Capital                              -    "well capitalized"

[LOGO]                                                                    [LOGO]

--------------------------------------------------------------------------------



                              FINANCIALLY POWERFUL

                                  COMBINATION



--------------------------------------------------------------------------------

[LOGO]                 FINANCIALLY POWERFUL COMBINATION                   [LOGO]

--------------------------------------------------------------------------------

ENHANCES SHAREHOLDER VALUE

 .     Immediate and substantial cash EPS accretion
      -- 15% in 1998
      -- 26% in 1999

 .     Reported EPS accretion
      -- positive by 4Q98
      -- 9% in 1999

 .     Improves operating performance

[LOGO]                  FINANCIALLY POWERFUL COMBINATION                  [LOGO]

--------------------------------------------------------------------------------

KEY ASSUMPTIONS

 .     Achievable cost savings

 .     Revenue enhancements not reflected in projections

 .     Capital management strategy consistent with AHM's ongoing share repurchases

 .     No divestitures

[LOGO]                  FINANCIALLY POWERFUL COMBINATION                  [LOGO]

--------------------------------------------------------------------------------

BASED ON STREET ESTIMATES - FULLY DILUTED

                                                             Years Ended December 31,
(Dollars in Millions - after tax)                            1997/(1)/ 1998      1999
                                                             ----      ----      ----
Projected Combined Net Income Available to Common           $  434    $  774    $  806
Cost Savings                                                    22       184       255
Amortization of Net New Intangibles                            (37)     (149)     (149)
Other                                                            1         6        11
New Preferred Dividends                                         (1)      (15)      (24)
                                                            ------    ------    ------
PROJECTED REPORTED NI AVAILABLE TO COMMON                   $  419    $  800    $  899
  Intangible Amortization                                       59       188       188
                                                            ------    ------    ------
PROJECTED CASH EARNINGS AVAILABLE TO COMMON                 $  478    $  988    $1,087
Projected Average Shares (millions)                          147.8     241.2     219.6

FULLY DILUTED EPS EFFECT:

--------------------------------------------------------------------------------------
PROJECTED REPORTED EPS                                      $ 2.84    $ 3.32    $ 4.10
  ACCRETION/(DILUTION)                                          (3)%      (3)%       9%
PROJECTED CASH EPS                                          $ 3.24    $ 4.10    $ 4.95
  ACCRETION/(DILUTION)                                           5%       15%       26%
--------------------------------------------------------------------------------------

(1) Excludes non-recurring and one time charges of up to $135 million after tax Assumes transaction closes 9/30/97

[LOGO]                  FINANCIALLY POWERFUL COMBINATION                  [LOGO]

--------------------------------------------------------------------------------

TRANSACTION SIGNIFICANTLY IMPROVES PROJECTED OPERATING PERFORMANCE

                               EFFICIENCY RATIO

                             [GRAPH APPEARS HERE]

        Year:         1997           1998            1999

                        46%            41%             38%

                                  CASH ROE

                             [GRAPH APPEARS HERE]
        Year:         1997           1998            1999

                        18%            25%             28%

[LOGO]                 FINANCIALLY POWERFUL COMBINATION                   [LOGO]

--------------------------------------------------------------------------------


PROJECTED EPS GROWTH SIGNIFICANTLY ACCELERATED

                               . Projected (Cash Earnings)  CAGR
                                  -- 1996 to 1998 = 33%
                                  -- 1996 to 1999 = 29%
                               . Street Estimates

Year:            1996      1997E       1988E        1999E

                 $2.31   $3.08/(1)/    $3.58/(1)/   $3.94/(2)/
                         +5%           +15%         +26%
                         $3.24         $4.10        $4.95


(1)  Based on First Call estimates, adjusted for goodwill and CDI amortization
(2)  1999E reflects 10% growth rate over 1998 First Call estimate

Note:  1996 excludes SAIF recap and First Interstate branch acquisition charges

[LOGO]                                                                    [LOGO]

--------------------------------------------------------------------------------



                            COMPELLING STRATEGIC FIT



--------------------------------------------------------------------------------

[LOGO]                      COMPELLING STRATEGIC FIT                      [LOGO]

--------------------------------------------------------------------------------

 .         Creates consumer banking powerhouse

          .     Solidifies, enhances and deepens position in California and
                Florida
          .     Major market position in all key markets
          .     Creates 10th largest U.S. depository institution

 .         Provides additional scale in key businesses

          .     Mortgage banking/servicing
          .     Small business banking
          .     Retail banking and consumer lending
          .     Investment products

 .         Consistent with both AHM's and GWF's strategic plans

[LOGO]                      COMPELLING STRATEGIC FIT                      [LOGO]

--------------------------------------------------------------------------------



                            AHM            GWF             Combined
                            ---            ---             --------
Assets                  $50 billion    $43 billion       $ 93 billion

Loans and MBS            46             39                 85

Deposits                 35             29                 64

Loan Servicing           59             50/(1)/           109

Branches                391            416                606/(2)/

Households              1.7 million    2.7 million/(1)/   4.4 million

Business Customers      82,000         96,000/(1)/        178,000

Checking Accounts       0.9 million    1.6 million/(1)/   2.5 million


(1)  Estimated
(2)  After 201 consolidations in California and Florida

[LOGO]                       COMPELLING STRATEGIC FIT                     [LOGO]

--------------------------------------------------------------------------------

STRENGTHEN AHM'S POSITION AS CA'S THIRD LARGEST INSTITUTION

         CALIFORNIA'S MOST EFFICIENT DISTRIBUTION SYSTEM


   Rank    Institution           Branches      Deposits       Deposits/Branch     Share
---------------------------------------------------------------------------------------

First Tier Institutions
    1      BankAmerica           1,047       78.1 billion     $74.6 million       21%
    2      Wells Fargo             680/(1)/      55.5              81.6           15
    3      AHM & GWF               432/(2)/      50.2             116.1           13
---------------------------------------------------------------------------------------

    *      AHMANSON                316           28.4              89.8            8
    *      GREAT WESTERN           296           21.8              73.6            6

    5      Union BanCal            261           17.9              68.4            5
    6      First Nationwide        203           14.0              69.2            4
    7      American                158           12.8              81.0            3
    8      Glendale                162            9.2              56.6            2

(1)  Estimated
(2)  After consolidation of 180 California branches


Source:  SNL Securities; as of 6/30/96 adjusted for announced acquisitions

LOGO                        COMPELLING STRATEGIC FIT                        LOGO

--------------------------------------------------------------------------------


               MARKET RANK IMPROVES IN 18 OF 21 OVERLAPPING MSAs

             CA DEPOSIT MARKET SHARE                     PRO FORMA MARKET SHARE RANK

              [GRAPH APPEARS HERE]                           [GRAPH APPEARS HERE]


                                                                                  Rank
B of A                   :             21%            Top 5 CA MSAs*
Wells                    :             15%            .  #1                     1 of 5
AHM + GWF                :             13%            .  #2                     3 of 5
                                                      .  #3                     1 of 5
                                                                                -------
                                                      .  #1, 2 or  3            5 of 5
                                                      Top 10 CA MSAs*
                                                      .  #1                     1 of 10
                                                      .  #2                     4 of 10
                                                      .  #3                     3 of 10
                                                                                -------
                                                      .  #1, 2 or 3             8 of 10


Source:  SNL Securities; as of 6/30/96 adjusted for announced acquisitions

*  Based on population.

[LOGO]                      COMPELLING STRATEGIC FIT                      [LOGO]

--------------------------------------------------------------------------------

TOP 5 MSAS* REPRESENT 62% OF CALIFORNIA POPULATION AND 61% OF DEPOSITS


                              [GRAPH APPEARS HERE]

                               % of MSA Deposits

                         Los Angeles     Riverside       San Diego        Orange County     Oakland
Wells:                           9%          10%              18%               13%             14%
AHM+GWF:                        16%          18%              23%               17%             10%
B of A:                         20%          20%              18%               18%             31%

Population (000)             9,324        3,024            2,702             2,615           2,234

Deposits (billions)         $123.5        $18.2            $23.1             $31.8           $29.7

Source:  SNL Securities; as of 6/30/96 adjusted for announced acquisitions

* Based on population

[LOGO]                       COMPELLING STRATEGIC FIT                     [LOGO]

--------------------------------------------------------------------------------

CREATES SOUTHEAST FLORIDA'S 4TH LARGEST BANKING INSTITUTION



                              [GRAPH APPEARS HERE]

                               % of MSA Deposits

                          Miami    Fort Lauderdale    West Palm Beach
AHM+GWF:                     10%           14%                15%

Barnett:                     13%           18%                15%

NationsBank:                 13%           17%                10%

First Union:                 18%           18%                16%

Population (000)          2,061         1,434                991

Deposits (billions)      $ 34.5        $ 22.0              $17.1

Source:  SNL Securities; as of 6/30/96 adjusted for announced acquisitions

[LOGO]                     COMPELLING STRATEGIC FIT                       [LOGO]

--------------------------------------------------------------------------------

SIGNIFICANTLY INCREASES AHM'S MORTGAGE BANKING BUSINESS

  . Over $10 billion in annual originations, with $109 billion servicing portfolio

  .  Enhances efficiency of origination and delivery system

  .  Low marginal cost of servicing


                   --------------------------------------------------
                                                            1996
                                                            PRO FORMA
                                                            RANK
                                                            ---------

                   --------------------------------------------------
                         SINGLE FAMILY ORIGINATIONS

                         California                         3rd

                         Florida                            3rd

                         National                           10th

                         SERVICING                          7TH
                   --------------------------------------------------

[LOGO]                                                                    [LOGO]

                           COMPELLING STRATEGIC FIT

--------------------------------------------------------------------------------


ADDS SCALE TO KEY BUSINESS LINES AND LEVERAGES INVESTMENTS

                          AHM        GWF
                          ---   --------------
LINE OF BUSINESS

Consumer Lending           X
Cash Management            X
Business Lending           X          X
Consumer Finance                      X
Asset Management           X    Potential Sale

SYSTEMS

CPI - Loan Servicing       X          X
Project HOME Run           X

[LOGO]                                                                    [LOGO]



--------------------------------------------------------------------------------



                             LOW RISK TRANSACTION



--------------------------------------------------------------------------------

[LOGO]                       LOW RISK TRANSACTION                         [LOGO]

--------------------------------------------------------------------------------

EXPERIENCED MANAGEMENT TEAM EXECUTING A LOW RISK TRANSACTION


  .  Cost savings

  .  Capital management

  .  Focused consumer banking strategy

[LOGO]                           COST SAVINGS                             [LOGO]

--------------------------------------------------------------------------------

SIGNIFICANT BRANCH OVERLAP


                                      BRANCHES WITHIN
                              0.5 MILES       1 MILE    2 MILES
CALIFORNIA                        97            135        197
% of Total/(1)/                33%            46%        67%

FLORIDA                           10             14         27
% of Total/(2)/                37%            52%       100%




(1) Reflects percent of GWF branches in California
(2) Reflects percent of AHM branches in Florida, after West Florida sale

[LOGO]                           COST SAVINGS                             [LOGO]

--------------------------------------------------------------------------------

ASSUMES RESTRUCTURING CHARGE EQUAL TO 100% OF FULLY PHASED IN ANNUAL COST
SAVINGS

  . Additional credit reserve up to $150 million

  . Cost savings fully phased in by year-end 1998

(Dollars in Millions)
------------------------------------------------------------------------
                           Estimated 1997   % Projected      Projected
                                Base        Cost Savings    Cost Savings
------------------------------------------------------------------------

Administration                  $141             73%            $103
Data Processing and
 Operations                      124             52               64
Retail Banking                   318             45              144
Lending                          143             43               61
Loan Servicing                    37             54               20
                                ----                            ----
  SUB-TOTAL                     $763             51%            $392

FDIC Assessment                   17              0                0
Aristar                          120             10               12
                                ----                            ----
  TOTAL                         $900             45%            $404

[LOGO]                           COST SAVINGS                             [LOGO]

--------------------------------------------------------------------------------


ASSUMPTIONS CONSISTENT WITH PRIOR IN-MARKET TRANSACTIONS

TRANSACTION                  ASSUMED COST      RESTRUCTURING
                             SAVINGS (%)          CHARGE/
                                             COST SAVINGS/(1)/
--------------------------------------------------------------
Bank Boston/BayBanks              39%                74%
Chemical/Chase                    40                112
Fleet/Shawmut                     43                100
Mercantile/Roosevelt              37                107
NationsBank/BankSouth             60                 49
Wells/First Interstate            46                 90
  AVERAGE                         44%                89%
  AHM/GWF                         45%                99%

(1)  Excludes credit provisions.  Based on fully phased-in cost savings.

[LOGO]                                                                    [LOGO]

                           ADDITIONAL VALUE CREATION
--------------------------------------------------------------------------------

CURRENT ANALYSIS DOES NOT INCORPORATE POTENTIAL REVENUE GAINS

 . First tier market position in all major markets

 . Expanded franchise for new business initiatives

  *  Consumer banking

  *  Business banking

 . Cross-selling opportunities

 . Aristar

 . Revenue enhancements more than offset potential revenue loss

CALIFORNIA'S CONSUMER AND SMALL BUSINESS BANKING ALTERNATIVE

[LOGO]                                                                    [LOGO]

                          PROJECTED CAPITAL STRUCTURE
--------------------------------------------------------------------------------

PROJECTED CAPITAL LEVELS REMAIN ABOVE WELL CAPITALIZED LEVELS


(Dollars in Millions)
--------------------------------------------------------------------------------------------
                              At 12/31/96                 Adjustments
                        --------------------------------------------------------------------

                                                                                  Projected
                           AHM        GWF        Other/(1)/    Acquisition/(2)/   at Closing
--------------------------------------------------------------------------------------------

Intangibles              $   308    $   286       $ (48)           $3,805          $ 4,351
Total Assets              49,901     42,874         554             3,805           97,134
Trust Preferred              148        100         300               --               548
Preferred Equity             482        165          --               --               647
Common Equity              1,951      2,430          28             3,512            7,921
Total Equity               2,433      2,595          28             3,512            8,568

Ratios:
  Equity/Assets             4.88%      6.05%                                          8.82%
  Bank Core Capital         5.54%      5.85%                                          5.30%

(1) Reflects AHM and GWF estimated balance sheet changes from 12/31/96 to 9/30/97
(2) Reflects estimated purchase accounting adjustments and $325 million pre-tax restructuring charges

[LOGO]                        CAPITAL MANAGEMENT                          [LOGO]

--------------------------------------------------------------------------------

CAPITAL MANAGEMENT CONSISTENT WITH CURRENT PRACTICE

 . Repurchasing over $2 billion of common through 1999

 . Maintaining preferred to tangible equity ratio below 25%

(Dollars in Millions)
--------------------------------------------------

                           Years Ended December 31,
                           ------------------------
                           1997     1998     1999

Cash Earnings
 Available to Common       $ 478    $ 988   $1,087
Plus:  Capital
 Issuances
  Options                     15       15       15
  Net Preferred              (65)      63        0
                           -----    -----   ------
                             (50)      78       15
Less:  Dividends             170      200      186
                           -----    -----   ------

--------------------------------------------------
CASH GENERATED TO BUYBACK
 COMMON                    $ 258    $ 866   $  916
--------------------------------------------------

[LOGO]                                                                    [LOGO]

                                    SUMMARY
--------------------------------------------------------------------------------

  .  Enhances shareholder value

  .  Financially and strategically powerful transaction

  .  We will remain financially disciplined

  .  We are committed